CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Prospectus Supplement constituting part of this Post-Effective Amendment No. 2 to the Registration Statement No. 33-89510 on Form S-3 (the "Registration Statement") of our report dated February 10, 1997 appearing on page F-1 of The Equitable Life Assurance Society of the United States' Annual Report on Form 10-K for the year ended December 31, 1996. We also consent to the incorporation by reference of our report on the Consolidated Financial Statement Schedules dated February 10, 1997 which appears on page F-47 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Independent Accountants" in the Prospectus.

/s/ Price Waterhouse LLP

Price Waterhouse LLP
New York, New York
April 28, 1997